EXHIBIT 5.1

GUZIK & ASSOCIATES

1875 Century Park East, Suite 700

Los Angeles, CA 90067

December 10, 2007

Private Media Group, Inc.

3230 Flamingo Road, Suite 156

Las Vegas, NV 89121

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 10, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, of 435,327 shares of Common Stock, to be sold by the selling security holder listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by the selling security holder in the manner set forth in the Registration Statement.

It is our opinion that such shares, when sold by such selling security holders in the manner set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ GUZIK & ASSOCIATES